Exhibit 5.1

FLEMING PLLC

30 Wall Street, 8th Floor

New York, New York 10005

August 27, 2025

VisionWave Holdings, Inc.

300 Delaware Avenue, Suite 210 #301

Wilmington, Delaware 19801

Re:       Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to VisionWave Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), including the related prospectus filed with the Registration Statement (the “Prospectus”). The Registration Statement registers for resale from time to time by the selling stockholders named therein (the “Selling Stockholders”) up to 2,715,610 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and up to 3,433,333 shares of Common Stock issuable upon exercise of (i) pre-funded warrants issued or to be issued pursuant to the Blade Ranger transaction and (ii) a warrant held by YA II PN Ltd. (collectively, the “Registered Shares”).

This opinion letter is furnished in accordance with the requirements of Item 601 of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated below.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation:

(i)	the Registration Statement and the Prospectus;

(ii)	the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”);

(iii)	the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”);

(iv)	the Share Purchase Agreement dated December 3, 2025 (as amended), with Blade Ranger Ltd. and related warrant instruments;

(v)	the Letter Agreement dated February 26, 2026, with YA II PN Ltd. and the related Warrant; and

(vi)	resolutions adopted by the Board of Directors of the Company relating to the transactions described in the Registration Statement and the issuance of the Registered Shares.

As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) that all documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all persons executing documents; (v) the due authorization, execution and delivery of all documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied are true and correct on and as of the date hereof; (viii) that there has not been any change in the good standing status of the Company from that reported in any good standing certificate; (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; (x) that upon issuance of any Registered Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter; and (xi) that all necessary corporate action will have been taken by the Company prior to the issuance of any Registered Shares that have not yet been issued as of the date hereof.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(i)	the shares of Common Stock that have been issued to the Selling Stockholders as described in the Registration Statement have been validly issued, fully paid and non-assessable; and

(ii)	the shares of Common Stock issuable upon exercise of the pre-funded warrants and the warrant described in the Registration Statement, when issued and delivered by the Company upon receipt of the exercise price therefor in accordance with the terms of the respective warrant instruments and upon completion of all necessary corporate action by the Company, will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the corporate law of the State of Delaware, as in effect on the date of this opinion letter. We disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise after the date hereof.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registered Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Registered Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

This opinion letter is rendered solely in connection with the filing of the Registration Statement and the offer and sale of the Registered Shares while the Registration Statement is effective under the Act. We assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Fleming PLLC

Fleming PLLC